Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Loran Connection Corp. (A Development Stage Company) of our report dated May 22, 2009 on our audit of the financial statements of Loran Connection Corp. (A Development Stage Company) as of March 31, 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception on July 25, 2008 through March 31, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

May 22, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501